EXHIBIT 10.14

Restricted Stock Award Agreement
Freedom Holding Corp. 2019 Equity Incentive Plan

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of June 11, 2026 (the “Signing Date”) by and between Freedom Holding Corp., a Nevada corporation (the “Company”) and Andrew Gamble (the “Grantee”) and shall apply to and govern the relationship of the parties hereto with effect from April 1, 2026.

WHEREAS, the Company has adopted the Freedom Holding Corp. 2019 Equity Incentive Plan (as may be amended from time to time, the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and the Board have approved annual non-cash compensation for non-employee or independent directors of the Company in the form of an annual stock award of common stock of the Company with the target value of US$ 100,000 pursuant to the resolutions adopted by the Compensation Committee on March 27, 2024 and by the Board on April 9, 2024, each as subsequently amended by the Written Consent of the Committee dated May 25, 2026 and the Written Consent of the Board dated May 26, 2026 (collectively, the “Approvals”)

WHEREAS, pursuant to the Approvals, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Grant of Restricted Stock. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, 677 shares of Common Stock of the Company (the “Shares”) (which number of Shares was determined by dividing the target value of US $100,000 by the closing market price per share of the Corporation’s common stock on the NASDAQ Stock Market as of the Grant Date, rounded up to the nearest whole share), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.    Consideration. The grant of the Restricted Stock Award is made in consideration of the services rendered by the Grantee to the Company as an independent director of the Company during the period from April 1, 2025 to March 31, 2026 (the “Service Period”).

3.    Vesting; Issuance of Shares. For the purposes of this Agreement the Grant Date shall be April 1, 2026. The Restricted Stock Award shall be deemed fully vested on the Signing Date. Subject to the terms of this Agreement, the Company shall take all reasonable steps to issue and deliver the Shares to the Grantee in accordance with applicable law and the Company’s internal policies and procedures.

4.    Rights as Shareholder. The Grantee shall be the record owner of the Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares.

5. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

6.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Shares shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

7.    Tax Liability and Withholding. The ultimate liability for any or all federal, state, and local income taxes, social security taxes, and other applicable taxes (“Tax-Related Items”), arising from this Agreement is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock Award or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Award to reduce or eliminate the Grantee’s liability for Tax-Related Items. The Grantee is encouraged to consult with a qualified tax advisor to understand the full tax implications of the Restricted Stock Award, the vesting of the Restricted Stock Award, and any subsequent sale or transfer of the Shares. The Company makes no representations or warranties regarding the tax treatment of the Restricted Stock Award or any resulting tax liability.

8.    Confidentiality and Additional Covenants

(a)    Confidentiality Obligations. The Grantee acknowledges and agrees that the terms and conditions of this Agreement, the existence, amount, and rationale of the Restricted Stock Award/Shares, and any related communications or negotiations preceding or relating to the execution of this Agreement (collectively, the “Confidential Information”) are strictly confidential. The Grantee shall not disclose, communicate, or otherwise make available any Confidential Information to any third party without the prior written consent of the Company, except as required by applicable law, regulation, legal process (including, without limitation, subpoena or court order), or regulatory obligation (collectively, “Legal Requirements”). In the event disclosure is required pursuant to Legal Requirements, the Grantee shall, to the extent legally permitted, provide the Company with prompt written notice prior to such disclosure and afford the Company a reasonable opportunity to seek a protective order or other appropriate remedy.

(b)    Former Related Information. The Grantee further agrees not to disclose, use, or discuss, without the prior written consent of the Company, any information relating to the Grantee’s relationship with the Company or any of its affiliates. This includes, without limitation, information concerning internal policies, practices, operations, business affairs, personnel matters, financial data, compensation or benefits, clients or vendors, intellectual property, investigations, or disputes. This obligation shall not apply to information that is or becomes publicly available through no breach of this Agreement by the Grantee.

(c)    Scope of Confidential Information. For purposes of this Agreement, “Confidential Information” shall also include, without limitation:

(i)    any non-public or proprietary information of the Company or any of its affiliates, subsidiaries, shareholders, officers, grantees, employees, agents, contractors, or representatives (collectively, “Related Parties”);

(ii)    any trade secrets, know-how, inventions, designs, processes, formulas, software, strategies, forecasts, pricing information, marketing plans, business plans, or technical or financial data;

(iii)    any confidential or proprietary information belonging to third parties and disclosed to the Company or to the Grantee in connection with this Agreement; and

(iv)    any information the Company designates as confidential, or that the Grantee knows or reasonably should know is confidential or proprietary, whether or not such information is reduced to writing, marked as confidential, or stored electronically.

(d)    Non-Disparagement. During the Grantee’s service on the Board and for a period of five (5) years following termination of such service for any reason, the Grantee agrees not to make any public or private statement, whether orally, in writing, or through electronic or social media, that is disparaging, false, misleading, or detrimental to the business, reputation, integrity, or goodwill of the Company or any of its affiliates, officers, or directors.

(e)    Return and Non-Retention of Company Property. Promptly upon the Grantee’s termination of service on the Board, the Grantee shall return all Company property, materials, and records

(physical or digital), including documents and communications, belonging to the Company or its affiliates. The Grantee shall not retain any such materials and shall comply with any written request from the Company to return or destroy any such materials discovered thereafter.

(f) Remedies and Injunctive Relief. The Grantee acknowledges that any breach of the obligations under this Section during or after service may cause irreparable harm to the Company for which monetary damages may be inadequate. The Company shall be entitled to seek injunctive relief and other equitable remedies, without the necessity of proving actual damages, in addition to any other legal remedies available.
(g) Survival. The obligations set forth in this Section shall survive the termination of the Grantee’s service and remain in full force and effect indefinitely.

(h) Non-Solicitation of Employees. During the Grantee’s service and for a period of five (5) years following termination, the Grantee shall not, directly or indirectly, solicit or induce any employee, officer, consultant, or contractor of the Company to leave their engagement with the Company or to join a competing business.

(i)    Non-Solicitation of Clients and Business Opportunities. During the Grantee’s service and for a period of five (5) years following termination, the Grantee shall not, directly or indirectly, solicit or engage in business with any client, customer, or partner of the Company in a manner that competes with or harms the Company’s business relationships.

(j)    Enforceability. If any provision of this Section is deemed unenforceable, a court may modify the provision to make it enforceable or, if modification is not possible, sever it without affecting the remainder of this Agreement.

9.    Representations and Warranties. The Grantee hereby represents and warrants to the Company, as of the date of execution of this Agreement and continuously throughout the term of this Agreement, that:

(a)    Authority and Capacity. The Grantee has full legal capacity, authority, and power to enter into and perform this Agreement, and the execution, delivery, and performance of this Agreement do not and will not violate or conflict with any applicable law, regulation, or other agreement to which the Grantee is a party.

(b)    Compliance with applicable law. The Grantee agrees to comply with all applicable law in connection with this Agreement and the receipt of the Shares. The issuance of the Shares is subject to compliance with all relevant securities laws, and the Company may take necessary actions to ensure such compliance. The Grantee agrees to cooperate with the Company in fulfilling these requirements.

(c)    No Violation of Restrictions. The Grantee is not currently bound by any agreement, court order, or other restrictions that would prohibit the grant or transfer of the Shares to the Grantee under this Agreement.

(d) No Legal Claims. The Grantee is not aware of any claims, suits, actions, or other proceedings pending or threatened that would impair or prevent the full performance of the terms of this Agreement.

(e)    Strict Compliance with Obligations. The Grantee expressly represents, warrants, and covenants that the Grantee shall at all times strictly observe, fully perform, and unconditionally comply with each and every obligation set forth in this Agreement, including, without limitation, the confidentiality obligations and any other provisions intended to survive the termination or expiration of this Agreement. The Grantee acknowledges and agrees that such obligations are material, continuing, and fundamental to the Company’s interests, and that any actual, threatened, or attempted breach of any such obligations, whether by act or omission, shall constitute a material breach of this Agreement. In the event of such breach, the Company shall be entitled, in its sole discretion and without prejudice to any other rights or remedies, to (i) immediately terminate this Agreement without further obligation or liability, (ii) revoke or cancel any unvested or untransferred Shares granted pursuant to this Agreement, (iii) require the forfeiture or return of any Shares or benefits already received, and/or (iv) seek and obtain all available legal, equitable, and injunctive remedies, including, without limitation, monetary damages, specific performance, and temporary, preliminary, and permanent injunctive relief, without the necessity of posting bond or proving actual damages.

(f)    Limitation on Legal Actions. The Grantee agrees that, to the extent permitted by law, the Grantee will not initiate or pursue any legal action, claim, or proceeding against the Company or its affiliates, officers, directors, employees, or agents arising out of or relating to the Grantee’s service or this Agreement, except in good faith to enforce the terms of this Agreement or as otherwise required by law. Nothing in this subsection shall prevent the Grantee from participating in or cooperating with any governmental or regulatory investigation or proceeding, or from exercising any legal rights that cannot be waived.

(g)    Reliance. The Grantee acknowledges that the Company is relying on these representations and warranties in entering into this Agreement and that any breach of the representations and warranties may result in the termination of this Agreement or other remedies as provided under the terms of this Agreement and/or applicable law.

10.    Indemnification. The Grantee agrees to indemnify, defend, and hold harmless the Company, its affiliates, subsidiaries, officers, directors, employees, and agents (the “Indemnified Parties”) from and against any and all claims, liabilities, losses, damages, expenses (including reasonable attorneys’ fees), penalties, and costs arising from:

(a)    any breach of the terms, representations, warranties, or covenants of this Agreement by the Grantee;

b)    any act or omission by the Grantee in connection with the performance of this Agreement, including negligence, willful misconduct, or violation of applicable law;

(c)    any third-party claims related to the Grantee’s breach of legal or regulatory obligations, including intellectual property, confidentiality, non-competition, or non-solicitation provisions;

(d) any interactions or dealings between the Grantee and the Company prior to the execution of this Agreement, including those that are not directly related to this Agreement;

(e) any tax liability related to the receipt or vesting of Shares under this Agreement, or the Grantee’s failure to comply with tax laws; and

(f) any legal costs incurred by the Company in defending against such claims.

This indemnification obligation shall survive termination of this Agreement and shall remain in effect as long as any claim can be asserted. The Company shall promptly notify the Grantee of any claim for indemnification. The Company shall have the right to control the defense, including selecting legal counsel, with the Grantee cooperating at the Grantee’s own expense. This indemnity does not apply to claims arising from the gross negligence or willful misconduct of the Indemnified Parties.

11.    Compliance with Law. The issuance and transfer of the Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal, state, local and foreign securities laws and with all applicable requirements and rules of any stock exchange on which the Shares may be listed, including, but not limited to, Rule 144 of the Securities Act of 1933, as amended. No Shares shall be issued or transferred unless and until any then applicable requirements of federal, state, local and foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission, any stock exchange or any foreign securities regulatory authority to effect such compliance. The Shares shall be subject to all applicable federal, state laws, as well as the Company’s insider trading, disclosure, corporate governance, and compliance policies as in effect from time to time. The Grantee agrees to comply fully with all such laws and policies and acknowledges that restrictions may apply to the transfer, sale, pledge, or other disposition of the Shares, including holding periods under Rule 144. Any transfer or disposition in violation of such restrictions shall be null and void.

12.    Legends. Reasonably promptly following the Grant Date, the Company shall reflect ownership of the Shares in book entry form on the Company’s books and records, or, in its discretion cause to be issued to the Grantee a certificate in respect of the Shares. If certificates representing the Shares are issued, they shall be issued in the name of the Grantee, but held in the physical possession of the Company, and, if applicable, the Grantee shall execute in blank a stock power in a form provided by the Company, allowing the Company to transfer the Shares in the event they are forfeited pursuant to the terms of this Agreement. Such certificates shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE FREEDOM HOLDING CORP. 2019 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE STOCKHOLDER AND FREEDOM HOLDING CORP. A COPY OF THE PLAN AND THE AWARD AGREEMENT ARE ON FILE WITH FREEDOM HOLDING CORP.”

13.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflict of law principles. Any dispute or conflict between the parties shall be brought in a state or federal court located in Clark County, Nevada. The parties hereto submit to jurisdiction and venue in Clark County, Nevada and all objections to such venue and jurisdiction are hereby waived. Notwithstanding the foregoing, prior to initiating any legal proceeding with respect to any claim, controversy, or dispute arising out of or relating to this Agreement or the enforcement or interpretation thereof (each, a “Dispute”), the parties shall engage in good faith negotiations to attempt to resolve the Dispute amicably. Either party may initiate such negotiations by providing written notice to the other party describing the nature of the Dispute in reasonable detail. The parties shall then have a period of twenty (20) calendar days from the date such notice is received to attempt in good faith to resolve the Dispute through direct discussions. No party may initiate litigation or other formal proceedings relating to the Dispute unless and until such twenty (20)-day negotiation period has expired, unless immediate injunctive or equitable relief is necessary to prevent irreparable harm.

15.    Shares Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders and as it may be amended from time to time. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.    Clawback; Company Policies. As set forth in Section 14.2 of the Plan, the Restricted Stock Award and the underlying Shares are subject to any applicable Clawback Policy. The Shares are also subject to all applicable share trading policies and other policies that may be implemented by the Board or Committee from time to time.

17.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company. The Grantee accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Agreement, or any applicable Clawback Policy.

18.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Shares may be transferred by will or the laws of descent or distribution.

19.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Award in this Agreement does not create any contractual right or other right to receive any Restricted Stock Awards or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

21.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Award, prospectively or retroactively; provided that no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

22.    No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan, an S-8 Prospectus, this Agreement and any applicable Clawback Policy. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Award subject to all of the terms and conditions of the Plan, this Agreement and any applicable Clawback Policy. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock Award or disposition of the underlying Shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition. The Grantee further acknowledges that the Grantee’s acceptance of this grant is entirely voluntary and that the Grantee has had the opportunity to consult with legal, financial, and tax advisors regarding the implications of the Shares granted under this Agreement.

The Company reserves the right to withhold the issuance of the Shares if the Grantee fails to comply with any of the terms and conditions of this Agreement, or if the Company determines, in its sole discretion, that such issuance would violate any applicable law or regulation, including securities laws or other legal restrictions.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FREEDOM HOLDING CORP.

By: /s/ Assel Mussina        /seal/
Name: Assel Mussina
Title: Corporate Secretary

Grantee Name

By: /s/ Andrew Gamble
Name: Andrew Gamble